EXHIBIT 99.1

Atrion Reports Second Quarter 2023 Results

ALLEN, Texas, Aug. 08, 2023 (GLOBE NEWSWIRE) -- Atrion Corporation (NASDAQ: ATRI) today announced its results for the second quarter ended June 30, 2023.

Revenues for the second quarter of 2023 totaled $43.8 million compared to $48.9 million for the same period in 2022. For the quarter ended June 30, 2023, operating income was $7.4 million, down $3.7 million from the comparable 2022 period, and net income was $6.6 million, down $2.8 million from the same period in 2022. Second quarter 2023 diluted earnings per share were $3.73 compared to $5.20 for the second quarter of 2022.

Commenting on the results for the second quarter of 2023 compared to the prior year period, David Battat, President and CEO, stated, “We continued to experience disappointing results with declines of 10% in revenues and 33% in operating income as customers continued to reduce their inventories.”

Mr. Battat added, “We are proactively undertaking a number of initiatives to improve our performance. With the recent completion of our facility expansion in Florida, we are installing and validating equipment that will allow us to fill backorders more efficiently and reduce lead times. Production of certain critical fluid delivery and cardiovascular products, including MPS 3 consoles, remains impacted by supply chain shortages. New suppliers have been brought online to resolve remaining shortages more quickly. Cash and short- and long-term investments totaled $15.6 million at June 30, 2023. The Company purchased 1,834 shares of its stock at an average price of $565.59 during the second quarter of 2023.”

Atrion Corporation develops and manufactures products primarily for medical applications. The Company’s website is www.atrioncorp.com.

Statements in this press release that are forward looking are based upon current expectations and actual results or future events may differ materially.  Such statements include, but are not limited to, Atrion's expectations regarding the impact of new equipment on filling backorders and reducing lead times. Words such as "expects," "believes," "anticipates," "forecasts," "intends," "should", "plans," "will" and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements contained herein involve numerous risks and uncertainties, and there are a number of factors that could cause actual results or future events to differ materially, including, but not limited to, the following: the risk that COVID-19 leads to further material delays and cancellations of, or reduced demand for, procedures in which our products are utilized; curtailed or delayed capital spending by hospitals and other healthcare providers; disruption to our supply chain; closures of our facilities; delays in training; delays in gathering clinical evidence; diversion of management and other resources to respond to COVID-19; the impact of global and regional economic and credit market conditions on healthcare spending; the risk that COVID-19 further disrupts local economies and causes economies in our key markets to enter prolonged recessions; changing economic, market and business conditions; acts of war or terrorism; the effects of governmental regulation; the impact of competition and new technologies; slower-than-anticipated introduction of new products or implementation of marketing strategies; implementation of new manufacturing processes or implementation of new information systems; our ability to protect our intellectual property; changes in the prices of raw materials; changes in product mix; intellectual property and product liability claims and product recalls; the ability to attract and retain qualified personnel; and the loss of, or any material reduction in sales to, any significant customers. In addition, assumptions relating to budgeting, marketing, product development and other management decisions are subjective in many respects and thus susceptible to interpretations and periodic review which may cause us to alter our marketing, capital expenditures or other budgets, which in turn may affect our results of operations and financial condition. The foregoing list of factors is not exclusive, and other factors are set forth in the Company's filings with the Securities and Exchange Commission. The forward-looking statements in this press release are made as of the date hereof, and we do not undertake any obligation, and disclaim any duty, to supplement, update or revise such statements, whether as a result of subsequent events, changed expectations or otherwise, except as required by applicable law.

Contact:
Cindy Ferguson
Vice President and Chief Financial Officer
(972) 390-9800

ATRION CORPORATION UNAUDITED CONSOLIDATED STATEMENTS OF INCOME (In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenues	$43,838	$48,882	$83,831	$96,020
Cost of goods sold	26,584	28,049	51,496	55,943
Gross profit	17,254	20,833	32,335	40,077
Operating expenses	9,875	9,804	20,486	18,798
Operating income	7,379	11,029	11,849	21,279

Interest and dividend income	127	292	367	429
Other investment income (loss)	98	(308)	(623)	(548)
Other income	29	60	39	85
Interest expense	(27)	--	(27)	--
Income before income taxes	7,606	11,073	11,605	21,245
Income tax provision	(1,043)	(1,725)	(1,557)	(3,398)
Net income	$6,563	$9,348	$10,048	$17,847

Income per basic share	$3.73	$5.21	$5.71	$9.94

Weighted average basic shares outstanding	1,760	1,794	1,761	1,796

Income per diluted share	$3.73	$5.20	$5.70	$9.91

Weighted average diluted shares outstanding	1,761	1,798	1,762	1,800

ATRION CORPORATION CONSOLIDATED BALANCE SHEETS (In thousands)

	June 30,	Dec 31,
ASSETS	2023	2022
	(Unaudited)
Current assets:
Cash and cash equivalents	$309	$4,731
Short-term investments	5,132	21,152
Total cash and short-term investments	5,441	25,883
Accounts receivable	23,693	23,951
Inventories	80,252	65,793
Prepaid expenses and other	6,623	3,770
Total current assets	116,009	119,397

Long-term investments	10,186	8,669

Property, plant and equipment, net	127,707	123,754
Other assets	12,923	12,892

	$266,825	$264,712

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	16,428	18,098
Line of credit	3,835	--
Other non-current liabilities	5,646	7,073
Stockholders’ equity	240,916	239,541

	$266,825	$264,712